THE COMPANIES LAW (AS REVISED)
COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

NETSHOES (CAYMAN) LIMITED

(Amended and Restated By Special Resolution Passed on March 20, 2015)

Campbells
Floor 4, Willow House
Cricket Square
P. O. Box 268
Grand Cayman KY1-1104
Cayman Islands

Ref: ASC

THE COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

NETSHOES (CAYMAN) LIMITED

(Amended & Restated by Special Resolution passed on March 20, 2015)

1. The name of the Company is NETSHOES (CAYMAN) LIMITED.

2. The registered office of the Company shall be at the offices of **Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands**, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as revised).

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27 (2) of the Companies Law (as revised).

5. Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (as revised), or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Law (as revised), or to carry on the business of company management without being licensed in that behalf under the Companies Management Law (as revised).

6. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, but nothing in this paragraph shall be so construed as to prevent the Company effecting and concluding contracts in the Cayman Islands and exercising in the Cayman Islands any of its power necessary for the carrying on of its business outside the Cayman Islands.

7. The liability of each Member is limited to the amount, if any, unpaid on such Member's shares.

8. The capital of the Company is US$72,500 divided into 7,250,000 shares of a nominal or par value of US$0.01 each with power for the Company, subject to the provisions of the Companies Law (as revised) and the Articles of Association, to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be ordinary, preference or otherwise, shall be subject to the powers on the part of the Company hereinbefore provided.

9. The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

10. Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

NETSHOES (CAYMAN) LIMITED

(Amended & Restated by Special Resolution passed on March 20, 2015)

Preliminary

1. The regulations contained in Table A in the First Schedule of the Law shall not apply to the Company and the following regulations shall be the Articles of Association of the Company.

2. In these Articles:

(a) the following terms shall have the meanings set opposite if not inconsistent with the subject or context:

"Affiliate"	with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, or in the case of an Investor, under common management with, such Person, provided that, for the purposes of these Articles, no entity other than entities managed or controlled by GIC Pte Ltd. shall be deemed an affiliate of Archy LLC. In the event the Person is an individual, the term "Affiliate" shall mean his/her spouse, parent, son or daughter or a non-individual Person Controlled by him/her;
"allotment"	shares are taken to be allotted when a person acquires the unconditional right to be included in the Register in respect of those shares;
"Articles"	these articles of association of the Company as from time to time amended by Special Resolution;
"clear days"	in relation to a period of notice means that period excluding both the day when the notice is given or

	deemed to be given and the day for which it is given or on which it is to take effect;
"Company"	the above named company;
"CVM"	Comissão de Valores Mobiliários (the Brazilian Securities Commission);
"Directors"	means the Directors for the time being of the Company or, as the case may be, those Directors assembled as a board or as a committee of the board;
"dividend"	includes a distribution or interim dividend or interim distribution;
"electronic"	has the same meaning as in the Electronic Transactions Law (as revised);
"electronic communication"	a communication sent by electronic means, including by telefax;
"electronic record"	has the same meaning as in the Electronic Transactions Law (as revised);
"electronic signature"	has the same meaning as in the Electronic Transactions Law (as revised);
"Equity Securities"	shares and any securities convertible into or exchangeable or exercisable for shares;
"executed"	means any mode of execution;
"Founders"	Marcio Kumruian, HCFT Holdings, LLC and, for purposes of Article 97(u), Hagop Chabab;
"holder"	in relation to any share, the Member whose name is entered in the Register as the holder of the share;
"Initial Public Offering"	the first public offering of shares of the Company under the United States Securities Act of 1933, as amended, or under Brazilian applicable Law, as the case may be.
"Islands"	the British Overseas Territory of the Cayman Islands;
"Law"	the Companies Law (as revised);

"Liquidity Event" (A) the sale, transfer or other disposition of assets constituting all or substantially all of the Company's assets, (B) the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital shares of the Company immediately prior to such merger or consolidation continue to hold at least fifty point one percent (50.1%) of the voting power of the Company or the surviving or acquiring entity), (C) the Transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than the Founders or the other current Members, or an underwriter of the Company's securities), of the Company's securities if, after such Transfer, such Person or group of affiliated Persons would hold fifty (50%) or more of the voting power of the Company (or the surviving or acquiring entity) or (D) an Initial Public Offering; provided, however, that a transaction shall not constitute a Liquidity Event if its sole purpose is to change the jurisdiction of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company's Equity Securities immediately prior to such transaction;

"Member" has the same meaning as in the Law;

"Memorandum" the memorandum of association of the Company as from time to time amended;

"month" a calendar month;

"officer" includes a Director or a Secretary;

"Ordinary Resolution" a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the members entitled to vote present in person or by proxy and voting at the meeting and includes a unanimous written resolution;

"paid up" means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

"Person"	any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity;
"Policy Agreement"	A policy agreement between the Company and International Finance Corporation ("IFC") dated March 20, 2015;
"Qualified Public Offering"	a U.S. Qualified IPO with a consolidated pre-money equity value of at least $1.25 billion;
"Register"	the register of Members required to be kept pursuant to the Law;
"Seal"	the common seal of the Company including every duplicate seal;
"Secretary"	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
"share"	a share in the share capital of the Company, and includes stock (except where a distinction between shares and stock is expressed or implied) and includes a fraction of a share;
"Shareholders Agreement"	means the shareholders agreement between the Company and certain of the Members dated March 20, 2015;
"signed"	includes an electronic signature or a representation of a signature affixed by mechanical means;
"subsidiary"	a company is a subsidiary of another company if that other company: (i) holds a majority of the voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or

(iv) is a subsidiary of a company which is itself a subsidiary of that other company. For the purpose of this definition the expression "company" includes any body corporate established in or outside of the Islands;

"Special Resolution"	has the same meaning as in the Law and includes a unanimous written resolution;
"Transfer"	with respect to any Equity Securities of the Company, any sale, assignment, Lien, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly (including the Transfer of a controlling interest in any entity the assets of which consist at least in part of Equity Securities). "transferor" and "transferee" have meanings corresponding to the foregoing.
"U.S. Qualified IPO"	the closing of a transaction resulting from an underwriting, distribution, placement facilitation or other type of customary agreement between the Company and one or more financial institutions for an underwritten Initial Public Offering of the Company's shares in the United States, in a firm commitment underwritten public offering pursuant to a registration statement on Form F-1 under the United States Securities Act of 1933, as amended;
"written" and "in writing"	includes all modes of representing or reproducing words in visible form including in the form of an electronic record;

(b) unless the context otherwise requires, words or expressions defined in the law shall have the same meanings herein but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

(c) unless the context otherwise requires:

(i) words importing the singular number shall include the plural number and vice-versa;

(ii) words importing the masculine gender only shall include the feminine gender; and

(iii) words importing persons only shall include companies or associations or bodies of person whether incorporated or not;

(d) the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(e) the headings herein are for convenience only and shall not affect the construction of these Articles;

(f) references to statutes are, unless otherwise specified, references to statutes of the Islands and, subject to paragraph (b) above, include any statutory modification or re-enactment thereof for the time being in force; and

(g) where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose.

Commencement of Business

3. The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only some of the shares may have been allotted.

4. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Situation of offices of the Company

5. (a) The registered office of the Company shall be at such address in the Islands as the Directors shall from time to time determine.

(b) The Company, in addition to its registered office, may establish and maintain such other offices, places of business and agencies in the Islands and elsewhere as the Directors may from time to time determine.

Shares

6. (a) Subject to the provisions, if any, in the Memorandum and these Articles, the Directors have general and unconditional authority to allot (with or without rights of renunciation), grant options over, offer or otherwise deal with or dispose of any unissued shares of the Company (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Law.

(b) The Company shall not issue shares or warrants to bearer.

(c) The Company may issue fractions of a share of any class and a fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contribution, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of that class of shares.

7. Subject to Article 142, each Member shall have a right of pre-emption with respect to future sales of Equity Securities. Each Member shall be entitled to apportion the pre-emptive rights hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any Equity Securities, the Company shall first make an offering of such Equity Securities to each in accordance with the following provisions:

(a) The Company shall deliver a notice ("**Notice**") to each Member stating (i) its bona fide intention to offer such Equity Securities, (ii) the number of such Equity Securities to be offered and (iii) the price and terms upon which it proposes to offer such Equity Securities.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Member may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Equity Securities that equals the proportion that the number of shares issued and held by such Member (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) and held by all Members. The Company shall promptly, in writing, inform each Member that elects to purchase all the shares available to it (a "**Fully-Exercising Member**") of any other Member's failure to do likewise (the "**Second Notice**"), which shall also set forth the number of Equity Securities not purchased by the other Members and shall offer the Fully-Exercising Members the right to acquire such Equity Securities on the same terms and conditions set forth in the Notice. During the five (5)-day period commencing after such information is given, each Fully-Exercising Member may deliver a written notice to the Company electing to purchase its pro rata share of

that portion of the Equity Securities for which Members were entitled to subscribe, but which were not subscribed for by the Members and indicating the maximum number of Equity Securities that it will purchase if any other Fully-Exercising Member elects not to purchase its *pro rata* share of the Equity Securities. Each Member's *pro rata* share of the Equity Securities shall be a fraction of the Equity Securities, the numerator of which shall be the number of Equity Securities (including Equity Securities convertible into or exchangeable or exercisable for shares) owned by such Member on the date of the Second Notice and the denominator shall be the total number of Equity Securities (including any Equity Securities convertible into or exchangeable or exercisable for shares) owned by all Fully-Exercising Members on the date of the Second Notice.

(c) If all Equity Securities that Members are entitled to obtain pursuant to (b) above are not elected to be purchased as provided therein, the Company may, during the ninety (90)-day period following the expiration of the period provided in (b) above, offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Members in accordance herewith.

(d) The pre-emptive rights in this Article 7 shall not be applicable to (i) the issuance or sale of shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Directors, provided that (x) such share sales or grant of options to purchase shares do not constitute in aggregate a sale or grant of options to purchase shares representing greater than 2.5 per cent by par value of the total shares in issuance on the date of the sale of the relevant shares or grant of the relevant share options; and (y) the total number of shares issued to employees and options to purchase shares granted to employees do not exceed in aggregate 10 per cent by par value of the total shares in issuance at any time; (ii) the issuance of securities pursuant to a Qualified Public Offering; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; or (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise, which is unanimously approved by the Directors. In addition to the foregoing, the pre-emptive rights shall not be applicable with respect to any Member in any subsequent offering of shares if at the time of such offering, the Member is not an "accredited investor," as that term is then defined in Rule 501(a) of the United States Securities Act of 1933, as amended and such offering of shares is otherwise being offered only to accredited investors.

8. The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares of the Company. Such commissions may be satisfied by the payment of cash or the allotment of fully or partly paid up shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage fees as may be lawful.

9. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share (except only as by these Articles or by law otherwise provided) or any other rights in respect of any share except an absolute right to the entirety thereof in the holder.

10. (a) If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by these Articles or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall *mutatis mutandis* apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll;

(b) The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking *pari passu* therewith.

11. The Directors may accept contributions to the capital of the Company otherwise than in consideration of the issue of shares and the amount of any such contribution shall, unless otherwise agreed at the time of such contribution is made, be treated as share premium and shall be subject to the provisions of the Law and these Articles applicable to share premium.

Share Certificates

12. Every Member, upon becoming the holder of any shares, shall be entitled without payment to one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment of every certificate after the first of such reasonable sum as the Directors may determine. Every certificate shall specify the number, class and distinguishing numbers (if any) of

the shares to which it relates and the amount or respective amounts paid up thereon. A certificate may be sealed with the Seal or executed in such other manner as the Directors may prescribe. The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate for a share to one joint holder shall be a sufficient delivery to all of them.

13. If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Lien

14. The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a share shall extend to any amount in respect of it.

15. The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

16. To give effect to a sale the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity or invalidity in the proceedings in reference to the sale.

17. The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Calls on shares and Forfeiture

18. Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Member shall (subject to receiving at least fourteen clear days' notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by

instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

19. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

20. The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

21. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at an annual rate of ten percent (10%) but the Directors may waive payment of the interest wholly or in part.

22. An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call, and if it is not paid when due all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

23. Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

24. If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid, together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

25. If the notice is not complied with any share in respect of which it was given may, before the payment is required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

26. Subject to the provisions of the Law, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person, and at any time before a sale, re-allotment or other disposition, the forfeiture may be canceled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the Directors may authorize any person to execute an instrument of transfer of the share to that person.

27. A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at an annual rate of ten percent (10%) from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

28. A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

Transfer of Shares

29. Subject to Article 142,

(a) If at any time a Member proposes to Transfer shares (a "**Selling Member**"), then the Selling Member shall promptly give the Company and each other Member that is not affiliated with such Selling Member (a "**Remaining Member**") written notice of the Selling Member's intention to make the Transfer (the "**Transfer Notice**"). The Transfer Notice shall include (i) a description of the shares to be transferred ("**Offered Shares**"), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. If the Transfer is being made pursuant to the provisions of Article 29(m) below, the Transfer Notice shall state under which specific subsection the Transfer is being made. From the date hereof until the consummation of a Liquidity Event, none of the Founders (or any of their transferees or assignees in accordance with the provisions of this Article 29) shall be permitted to Transfer its shares unless the consolidated pre-money equity value of the Company and its Subsidiaries for such proposed Transfer is equal to or greater than $1.25 billion; provided, however, that even in the event the consolidated pre-money equity value of the Company and its Subsidiaries for such proposed Transfer is equal to or greater than $1.25 billion, each Founder shall only be allowed to Transfer up to $30 million worth of Equity Securities prior to the consummation of a Liquidity Event.

(b) The Company shall have an option for a period of ten (10) days from delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and

subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all, but not less than all, of the Offered Shares by notifying the Selling Member of its intention in writing before expiration of such ten (10)-day period. If the Company gives the Selling Member notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Article 29(g) below). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Article 29(b) within the period provided, the Offered Shares shall be subject to the options granted to the Remaining Members.

(c) Subject to the Company's option set forth in (b) above, if at any time the Selling Member proposes a Transfer, then, within five (5) days after the Company has declined to purchase all of the Offered Shares or the Company's option to so purchase the Offered Shares has expired, the Selling Member shall give each Remaining Member an "**Additional Transfer Notice**" that shall include all of the information and certifications required in a Transfer Notice and briefly describe the Remaining Members' rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Each Remaining Member shall have an option for a period of fifteen (15) days from the delivery of the Additional Transfer Notice from the Selling Member to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Remaining Member may exercise such purchase option and purchase all, but not less than all, of his, her or its pro rata share of the Offered Shares (a "**Participating Member**"), by notifying the Selling Member and the Company in writing of its intention to purchase its pro rata share of the Offered Shares, before expiration of the fifteen (15)-day period (the "**Participating Member Notice**"). Each Remaining Member's pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of shares (including Equity Securities convertible into or exchangeable or exercisable for shares) owned by such Remaining Member on the date of the Transfer Notice and denominator of which shall be the total number of Shares (including Equity Securities convertible into or exchangeable or exercisable for Shares) held by all Remaining Members on the date of the Transfer Notice.

(e) In the event any Remaining Member elects not to purchase its pro rata share of the Offered Shares available pursuant to its option under subsection (d) above within the time period set forth therein, then the Selling Member shall promptly

give written notice (the "**Overallotment Notice**") to each Participating Member that has elected to purchase all of its pro rata share of the Offered Shares (each a "**Fully Participating Member**"), which notice shall set forth the number of Offered Shares not purchased by the other Remaining Members, and shall offer the Fully Participating Members the right to acquire the unsubscribed shares. Each Fully Participating Member shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Member (the "**Participating Members Overallotment Notice**") of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase if any other Fully Participating Member elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Article 29(e) the numerator shall be the same as that used in Article 29(d) and the denominator shall be the total number of shares (including any Equity Securities convertible into or exchangeable or exercisable for shares) owned by all Fully Participating Members on the date of the Transfer Notice. Each Participating Member shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Member notifies the Selling Member of such allocation.

(f) The Participating Members shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Article 29(g) below).

(g) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Members) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Member and the Company (or the Participating Members) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Remaining Members), the valuation shall be made by an appraiser of recognized standing selected by the Selling Member and the Company (or the Participating Members) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Members), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Member, on the one hand, and the Company (and the Participating Members), on the other, with the

half of the total cost borne by the Company and the Participating Members allocated pro rata to each party, based on the number of shares such party has expressed an interest in purchasing pursuant to this Article 29. If the time for the closing of the Company's purchase or the Participating Members' purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

(h) To the extent the Company and the Remaining Members do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to this Article, then each Member other than the Selling Member (a "**Co-Sale Member**") that notifies the Selling Member in writing within twenty (20) days after delivery of the Additional Transfer Notice referred to in Article 29(c) above, shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-Sale Member's notice to the Selling Member shall indicate the number of Equity Securities that the Co-Sale Member wishes to sell under his, her or its right to participate. To the extent one or more of the Members exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Member may sell in the Transfer shall be correspondingly reduced.

(i) Each Co-Sale Member may sell all or any part of that number of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of Equity Securities covered by the Transfer Notice that have not been subscribed for by (ii) a fraction, the numerator of which is the number of shares (including Equity Securities convertible into or exchangeable or exercisable for shares) owned by the Co-Sale Member on the date of the Transfer Notice and the denominator of which is the total number of shares (including Equity Securities convertible into or exchangeable or exercisable for shares) owned by the Selling Member and all of the Co-Sale Members on the date of the Transfer Notice.

(j) Each Co-Sale Member shall effect its participation in the sale by promptly delivering to the Selling Member a notice informing that such Co-Sale Member will transfer to the prospective purchaser:

(i) the number of shares that such Co-Sale Member elects to sell; or

(ii) that number of Equity Securities that are at such time convertible into the number of shares that such Co-Sale Member elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of such Equity Securities in lieu of shares, such Co-Sale Member shall convert such Equity Securities into shares and deliver shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(k) The Equity Securities referred to in the notice that the Co-Sale Member delivers to the Selling Member pursuant to Article 29(j) above shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Member shall concurrently therewith remit to such Co-Sale Member that portion of the sale proceeds to which such Co-Sale Member is entitled by reason of its participation in such sale. The Co-Sale Members shall not be required to provide the prospective purchaser or purchasers any operational representations and warranties, indemnification or guarantees relating to the Company and its Subsidiaries. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Member exercising its rights of co-sale hereunder, the Selling Member shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Member shall purchase such shares or other securities from such Co-Sale Member for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

(l) To the extent that the Company and the Remaining Members have not exercised their rights to purchase the Offered Shares within the time periods specified above, and the Co-Sale Members have not exercised their rights to participate in the sale of the remaining Offered Shares within the time periods specified above, the Selling Member shall have a period of thirty (30) days from the expiration of such rights in which to sell the remaining Offered Shares upon terms and conditions (including the purchase price) no more favorable to the Selling Holder than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the remaining Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Article 29. In the event the Selling Member does not consummate the sale or disposition of the remaining Offered Shares within the thirty (30)-day period from the expiration of these rights, the Company's first refusal rights, the Remaining Members' first refusal rights and the Co-Sale Members' co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Member until such right lapses in accordance with the terms of this Article 29. Furthermore, the exercise or non-exercise of the rights of the Company and the Members under this Section 4 to purchase Equity Securities from the Selling Member or participate in sales of Equity Securities by the Selling Member shall not adversely affect their rights to make subsequent purchases from the Selling Member of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Member.

(m) Notwithstanding anything in this Article to the contrary, the first refusal rights of the Company and first refusal and co-sale rights of the Members shall not apply to (a) the Transfer of Equity Securities (x) to an Affiliate of such Member or (y) in the case of the Transfer by a Member that is a venture capital, private equity or

other similar investment fund in connection with a distribution of the Equity Securities upon liquidation or dissolution of such Member, to the partners, members, shareholders or other equity holders of such Member, or (b) any sale of Equity Securities to the public pursuant to an Initial Public Offering; provided, however, that in the case of clause (a), (i) the Member shall inform the Company of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Member under this Article 29 with respect to the transferred Equity Securities, including any limitations on Transfers; provided, further, that in the case of a Transfer pursuant to clause (a)(y), neither the (i) rights of pre-emption set forth in Article 7 nor (ii) the first refusal and co-sale rights set forth in this Article 29 shall inure to any such transferee, and any such transferee shall not be treated as a Member for purposes of Article 7 or as a Remaining Member or Co-Sale Member, as applicable, for purposes of Article 29. Notwithstanding the foregoing, shares held by all such transferees will vote together as a single class on all matters with respect to which Members are entitled to vote.

(n) Except as provided in this Article, no Member shall be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of in any way, all or any part of or any interest in any Equity Securities. Any sale, assignment, transfer, pledge or other encumbrance or disposition of Equity Securities not made in conformance with this Article 29 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(o) For the avoidance of doubt, a repurchase by the Company of Equity Securities from IFC pursuant to the Policy Agreement shall not be considered a Transfer for purposes of this Article 29.

30. The instrument of transfer of a share may be in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid up, by or on behalf of the transferee.

31. The Directors shall refuse to register the transfer of shares not made in conformance with these Articles or the Policy Agreement. If the Directors refuse to register a transfer of a share, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

32. The registration of transfers of shares or of shares of any class may be suspended at such times and for such periods (not exceeding thirty days in any year) as the Directors may determine.

33. No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

34. The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transmission of Shares

35. If a Member dies the survivor, or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders shall be the only persons recognised by the Company as having any title to his interest; but nothing in the Articles shall release the estate of a deceased Member from any liability in respect of any share which had been jointly held by him.

36. A person becoming entitled to a share in consequence of the death or bankruptcy of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death or bankruptcy of the Member had not occurred.

37. A person becoming entitled to a share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

Alteration of Capital

38. (a) Subject to and in so far as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend the Memorandum to:

(i) increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

(ii) consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(iii) convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(iv) sub-divide its existing shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum; and

(v) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

(b) Except so far as otherwise provided by the conditions of issue, the new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

39. Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may, on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorize some person to execute an instrument of transfer of the shares to, or in accordance with the directions of the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

40. The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner and with, and subject to, any incident, consent, order or other matter required by law.

Redemption and Purchase of Own Shares

41. Subject to the provisions of the Law and these Articles, the Company may:

(a) issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of shares, determine;

(b) the Company may purchase its own shares (including any redeemable shares) in such manner and on such terms as the Directors may determine and agree with the relevant Member. To the extent IFC chooses to exercise its option to have the Company repurchase shares held by it in accordance with the Policy Agreement, the Company shall repurchase such shares held by IFC in accordance with the terms set forth in the Policy Agreement; and

(c) the Company may make a payment in respect of the redemption or purchase of its own shares in any manner authorised by the Law, including out of capital.

42. Subject to the Policy Agreement, the Directors may, when making a payment in respect of the redemption or purchase of shares, if so authorized by the terms of issue of the shares (or otherwise by agreement with the holder of such shares) make such payment in cash or in specie (or partly in one and partly in the other).

43. Upon the date of redemption or purchase of a share, the holder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive (i) the price therefore and (ii) any dividend which had been declared in respect thereof prior to such redemption or purchase being effected) and accordingly his name shall be removed from the Register with respect thereto and the share shall be cancelled.

General Meetings

44. The Directors may, whenever they think fit, convene a general meeting of the Company. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Members holding in the aggregate not less than one-third of the paid up capital of the Company entitled to vote may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-tenth of such paid up capital of the Company as at the date of the requisition carries the right to vote at general meetings, convene a general meeting. Any such requisition shall specify the object of the meeting proposed to be called, and shall be left at the registered office of the Company. Any such requisition may consist of several documents in like form signed by one or more of the requisitionists and a requisition by joint holders of shares must be signed by all of such joint holders. If the Directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition being left as aforesaid, the requisitionists or any of them may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors, but no meeting so convened shall be held more than three months after the expiry of such twenty-one days. The requisitionists shall be reimbursed by the Company for all reasonable expenses incurred by them as a result of the failure by the Directors to convene the general meeting.

45. A least eight clear days' notice specifying the place, the day and the hour of each general meeting and the general nature of such business to be transacted thereat shall be given in the manner hereinafter provided, or in such other manner (if any) as may be prescribed by Ordinary Resolution, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; but with the consent of the holders of ninety percent (90%) in par value of the shares entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice and in such manner as those Members may think fit.

46. Subject to the provisions of the Articles and to any restrictions imposed on any shares, the notice shall be given to all the Members, to all the persons entitled to a share in consequence of the death or bankruptcy of a Member and to the Directors. Where the notice of meeting is published on a web site in accordance with Article 129 it shall continue to be published in the same place on that web site from the date of the notification given under Article 129(b) until the conclusion of the meeting to which the notice relates.

47. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting. Where a notice of meeting published on a web site in accordance with Article 129 is by accident published in different places on the web site or published for part only of the period from the date of the notification given under Article 129(b) until the conclusion of the meeting to which the notice relates, the proceedings at such meeting are not thereby invalidated.

Proceedings at General Meetings

48. No business shall be transacted at any meeting unless a quorum is present. Subject to any rights or restrictions attached to any shares, the holder or holders of more than sixty percent in nominal value of the shares giving the right to attend and vote upon the business to be transacted, each being a Member or a proxy for a Member or a duly authorized representative of a corporation which is a Member, shall be a quorum.

49. If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to a day that is 8 days after such original meeting (or the next day if such day is not a business day), at the same time and place or to such day and at such time and place as the Directors may determine, and the same quorum requirements shall apply. Notwithstanding any provision herein, if a quorum is not present within half an hour from the time appointed for such second meeting, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such later day and at such time and place as the Directors may determine, and if at such meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

50. The chairman, if any, of the board of Directors or in his absence some other Director nominated by the Directors shall preside as chairman of the meeting, but if neither the chairman nor such other Director (if any) is present within fifteen minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman.

51. If no Director is willing to act as chairman, or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present and entitled to vote shall choose one of their number to be chairman.

52. A Director shall, notwithstanding that he is not a Member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

53. The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business

which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more, at least seven clear days' notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

54. A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. A poll may be demanded:

(a) by the chairman; or

(b) by any Member present in person or by proxy and entitled to vote.

55. Unless a poll is duly demanded, a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that affect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

56. The demand of a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

57. A poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

58. In the case of equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

59. A poll demanded on the election of a chairman or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken either immediately or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

60. No notice need be given of a poll not taken immediately if the time and place at which it is taken are announced at the meeting at which it is demanded. In any other case at least seven clear days' notice shall be given specifying the time and place at which the poll is to be taken.

61. A resolution in writing executed by or on behalf of each Member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present shall be effectual as if it had been passed at a general meeting duly convened and held and may consist of several instruments in the like form each executed by or on behalf of one or more Members. If a resolution in writing is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

62. If for so long as the Company has only one Member:

(a) in relation to a general meeting, the sole Member or a proxy for that Member or (if the Member is a corporation) a duly authorized representative of that Member is a quorum and Article 48 is modified accordingly;

(b) the sole Member may agree that any general meeting be called by shorter notice than that provided for by the Articles; and

(c) all other provisions of the Articles apply with any necessary modification (unless the provision expressly provides otherwise).

Votes of Members

63. Subject to any rights or restrictions attached to any shares, on a show of hands every Member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorized representative not being himself a Member entitled to vote, shall have one vote, and on a poll every Member and every person representing a Member by proxy shall have one vote for every share of which he is the holder.

64. In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register.

65. A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, *curator bonis* or other person authorized in that behalf appointed by that court, and any such receiver, *curator bonis* or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the registered office of the Company, or at such other place as is specified in accordance with the Articles for the deposit or delivery of forms of appointment of a proxy, or in any other manner specified in the Articles for the appointment of a proxy, not less than forty-eight eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

66. No Member shall, unless the Directors otherwise determine, be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

67. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

68. On a poll, votes may be given either personally or by proxy. Deposit or delivery of a form of appointment of a proxy does not preclude a Member from attending and voting at the meeting or at any adjournment of it.

69. On a poll, a Member entitled to more than one vote need not, if he votes, use all his votes or cast all votes he uses the same way.

70. Subject as set out herein, an instrument appointing a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the appointor save that, subject to the Law, the Directors may accept the appointment of a proxy received in an electronic communication at an address specified for such purpose, on such terms and subject to such conditions as they consider fit. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment pursuant to this Article.

71. The form of appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the Directors may:

(a) in the case of an instrument in writing, be left at or sent by post to the registered office of the Company or such other place within the Islands as is specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b) in the case of an appointment of a proxy contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:

(i) in the notice convening the meeting; or

(ii) in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii) in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

be received at such address at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c) in the case of a poll taken more than forty-eight eight hours after it is demanded, be deposited or delivered as required by paragraphs (a) or (b) of this Article after the poll has been demanded and at any time before the time appointed for the taking of the poll; or

(d) where the poll is taken immediately but is taken not more than forty-eight eight hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

and a form of appointment of proxy which is not deposited or delivered in accordance with this Article is invalid.

72. Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

73. A vote or poll demanded by proxy or by the duly authorized representative of a corporation shall be valid notwithstanding the previous determination of the authority the person voting or demanding a poll unless notice of the determination was received by the Company at the registered office of the Company or, in the case of a proxy, any other place specified for delivery or receipt of the form of appointment of proxy or, where the appointment of a proxy was contained in an electronic communication, at the address at which the form of appointment was received, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

Number of Directors

74. The number of Directors (other than alternate Directors) is subject to a maximum of ten (10) and the minimum number is one.

Alternate Directors

75. With the consent of the shareholder by whom the Director has been designated, any Director (other than an alternate Director) may without the approval of the Directors appoint any person willing to act, whether or not he is a Director of the Company, to be an alternate Director and may remove from office an alternate Director so appointed by him.

76. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a Member. An alternate Director may waive the requirement that notice be given to him of a meeting of Directors or a committee of Directors, either prospectively or retrospectively. Notice of a board meeting is deemed to be duly given to an alternate Director if it is given to him personally or by word of mouth or by electronic communication to an address given by him to the Company for that purpose. An alternate Director shall be entitled to attend and vote at any such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an alternate Director.

77. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

78. Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors. Any such notice may be left at or sent by post or by facsimile transmission to the office or such other place as may be designated for the purpose by the Directors.

79. Save as otherwise provided in the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

Proxy Directors

80. (a) With the consent of the shareholder by whom the Director has been designated, a Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 68 to 73 shall *mutatis mutandis* apply to the appointment of proxies by Directors.

(c) Any person appointed as a proxy pursuant to paragraph (a) above shall be the agent of the Director, and not an officer of the Company.

Powers of Directors

81. Subject to the provisions of the Law, the Memorandum and to any directions given by Ordinary Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by the Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

Delegation of Directors' Powers

82. The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

83. The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more Members shall be governed by the provisions of the Articles regulating the proceedings of Directors so far as they are capable of applying. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

Appointment, Disqualification and Removal of Directors

84. The first Directors shall be appointed in writing by the subscriber(s) to the Memorandum.

85. There is no age limit for Directors of the Company.

86. The shareholder qualification for Directors may be fixed by Ordinary Resolution and unless and until so fixed no shareholding qualification shall be required.

87. Subject to the Shareholders Agreement, the Company may by Special Resolution remove a Director from office and may by Special Resolution appoint a person who is willing to act to be a Director either to fill a vacancy or as an additional Director.

88. Subject to the Shareholders Agreement, the holder or holders of more than half in nominal value of the shares giving the right to attend and vote at general meetings of the Company may remove a Director from office and appoint a person to be a Director, but only if the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. The removal or appointment is effected by notice to the Company signed by or on behalf of the holder or holders. The notice may consist of several documents in similar form each signed by or on behalf of one or more holders and shall be left at or sent by post or facsimile transmission to the office or such other place designated by the Directors for that purpose. The removal or appointment takes effect immediately on deposit of the notice in accordance with the Articles or on such later date (if any) specified in the notice.

89. The office of a Director shall be vacated if:

(a) he becomes prohibited by law from being a Director;

(b) he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) he dies, or is, in the opinion of all his co-Directors, incapable by reason of mental disorder of discharging his duties as Director;

(d) he resigned his office by notice to the Company;

(e) he has for more than six months been absent without permission of the Directors from meetings of Directors held during that period and his alternate Director (if any) has not during such period attended any such meetings instead of him, and the Directors resolve that his office be vacated;

(f) he is removed from office by notice addressed to him at his last known address and signed by all his co-Directors; or

(g) he is removed from office by notice given under the preceding Article.

Remuneration of Directors

90. The Directors shall be entitled to such remuneration as the Company may by Ordinary Resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

91. A Director who, at the request of the Directors, goes or resides outside of the Islands, makes a special journey or performs a special service on behalf of the Company may be paid such reasonable additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses as the Directors may decide.

Directors' Expenses

92. The Directors may be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

Directors' Appointments and Interests

93. The Directors may appoint one or more of their body to the office of managing Director or to any other executive office under the Company, and may enter into an agreement or arrangement with any Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they think fit. Any appointment of a Director to an executive office shall determine if he ceases to be a Director but without prejudice to any claim to damages for breach of the contract of service between the Director and the Company.

94. If he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:

(a) may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b) may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c) shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

95. For the purposes of the preceding Article:

(a) a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

(b) an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Directors' Gratuities and Pensions

96. The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any existing Director or any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

Proceedings of Directors

97. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Meetings of the Directors shall be held at least once every calendar quarter. Meetings of the Directors shall take place either in São Paulo, Brazil or in the United States. Each Director shall receive at least ten (10) calendar days' notice of any meeting of the Directors. Notice of a meeting is deemed to be duly given to a Director if it is given to him personally or by electronic communication to an address given by him to the Company for that purpose or sent in writing to him at his last known address or other address given by him to the Company for that purpose. A Director may waive the requirement that notice be given to him of a meeting of Directors or a committee of Directors, either prospectively or retrospectively. Approval of each of the following matters, with respect to the Company or its subsidiaries, shall require the affirmative vote of a majority of the Directors then holding office:

(a) acquisition of equity or convertible securities or assets representing an amount over five percent (5%) of the consolidated gross revenues of the Company measured from the last audited financial statements available;

(b) conversion or exchange (through merger with another entity) or transfer of equity or convertible securities or assets representing an amount over five percent (5%) of the consolidated gross revenues of the Company measured from the last audited financial statements available (subject to the approval requirements for Liquidity Events);

(c) the sale, lease or other transfer of any real estate property;

(d) the sale, lease, license or other transfer to a third party of all or substantially all of the intellectual property of the Company and its subsidiaries;

(e) the issuance of any Equity Securities within the limit of the authorized share capital;

(f) the entering into or conducting of any line of business other than those currently engaged as of the date of adoption of these Articles;

(g) the purchase or the receipt of options to purchase shares or other Equity Securities from future employees, officers, directors and consultants;

(h) any waiver of the requirement that all future employees, officers, directors and consultants of the Company and its Subsidiaries who shall receive grants from the Company of shares or options to purchase Shares shall be required to execute agreements providing for (i) vesting of such shares or options over a four (4)-year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter, (ii) a 180-day lockup period in connection with a Qualified Public Offering, and (iii) a right of first refusal in favor of the Company on transfers of such Shares or options until a Qualified Public Offering;

(i) the establishment (and amendment therof) of any bonus payment or issuance of Equity Securities to any employee, officer, director, manager, consultant, or service provider, other than an issuance of Equity Securities as referenced in Article 97(h) above;

(j) the payment or declaration of any dividend on shares;

(k) any guarantees for the benefit of a third party that is not the Company or one of its Subsidiaries (and, in that case, only in the ordinary course of business);

(l) the approval of the Company and its Subsidiaries' annual budget and business plan and strategic plans and any changes thereto;

(m) any capital expenditures in excess of the amount set forth in the annual budget;

(n) the appointment of the officers of the Company, including the Chief Executive Officer, the Chief Financial Officer and the Controller, and of the officers and board members of the Subsidiaries, and hiring and dismissing such executives;

(o) any marketing expenses in excess of the approved annual budget;

(p) any material changes to commercial practices, including term of installment payments;

(q) any sale, lease or disposal of assets in excess of R$2,000,000, whether in a single transaction or in a series of, related or unrelated, transactions;

(r) the creation of a form agreement regarding proprietary information and the assignment of inventions for employees and consultants, and any amendment thereto;

(s) the contracting of any commercial agreement in excess of R$10,000,000 (other than the purchase of product for retail sale on the websites of the Company and its Subsidiaries), whether in a single transaction or in a series of related or unrelated transactions; and

(t) the commencement or settlement of any lawsuit, arbitration or other legal proceeding involving amounts in excess of R$2,000,000 individually or in the aggregate;

and approval of each of the following matters, with respect to the Company or its subsidiaries, shall require the affirmative vote of all of the Directors then holding office:

(u) the establishment (or amendment of) any bonus payment or issuance of Equity Securities to any Founder, other than an issuance of Equity Securities subject to Article 7;

(v) incurring any indebtedness that would result in the ratio of consolidated indebtedness of the Company and its subsidiaries to accounts receivables from credit cards (contas a receber de cartão de crédito) to be greater than or equal to three (3);

(w) any material change in the line of business of the Company and its Subsidiaries;

(x) the request for a judicial arrangement with creditors or voluntary petition for bankruptcy;

(y) the entering into hedging and other derivatives instruments;

(z) the granting of any loans (i) to any individual or entity (other than the Company or any of its subsidiaries) in any amount; and (ii) to any of the Company and its subsidiaries, whether in a single transaction or in a series of related or unrelated transactions in excess of R$2,000,000; and

(aa) the waiver of the pre-emptive rights provided for in Article 7(d)(iv) (to the extent such rights may be waived by the Directors).

98. A Director or his alternate Director may participate in a meeting of Directors or a committee of Directors through the medium of telephone or video conference. A person participating in this way is deemed to be present in person at the meeting and is counted in a quorum and entitled to vote. All business transacted in this way by the Directors or a committee of Directors is for the purpose of the Articles deemed to be validly and

effectively transacted at a meeting of the Directors or of a committee of Directors although fewer than four Directors or alternate Directors are physically present at the same place.

99. The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be a simple majority of the Directors then holding office. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum.

100. The Directors may appoint one of their number to be the chairman of the board of Directors and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of Directors at which he is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairman of the meeting.

101. All acts done by a meeting of Directors, or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

102. A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the conclusion of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

103. A resolution in writing signed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, but a resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director it need not be signed by the alternate Director in that capacity.

104. If and for so long as there is a sole Director of the Company:

(a) he may exercise all powers conferred on the Directors by the Articles by any means permitted by the Articles or the Law;

(b) for the purpose of Article 99 the quorum for the transaction of business is one; and

(c) all other provisions of the Articles apply with any necessary modification (unless the provision expressly provides otherwise).

105. A Director must disclose any material interest pursuant to the Articles, and such Director may not vote at any meeting of Directors or of a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty. The Director shall be counted in the quorum present at a meeting when any such resolution is under consideration and such resolution may be passed by a majority of the disinterested Directors present at the meeting even if such disinterested Directors together constitute less than a quorum.

Secretary and other officers

106. The Directors may by resolution appoint a Secretary and may by resolution also appoint such other officers as may from time to time be required upon such terms as the duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide. The Directors may by resolution remove any Secretary or other officer appointed pursuant to this Article.

Minutes

107. The Directors shall cause minutes to be made in books kept for the purposes:

(a) of all appointments of officers made by the Directors; and

(b) of all proceedings of meetings of the Company, of the holders of any class of shares in the Company, and of the Directors, and of committees of Directors, including the names of the Directors present at each such meeting.

Seal

108. (a) The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors. The Directors may determine who shall sign any instrument to which the Seal is affixed, and unless otherwise so determined every such instrument shall be signed by a Director and by the Secretary or by a second Director.

(b) The Company may have for use in any place or places outside the Islands a duplicate Seal or Seals, each of which shall be a reproduction of the Seal of the

Company and, if the Directors so determine, shall have added on its face the name of every place where it is to be used.

(c) The Directors may by resolution determine (i) that any signature required by this Article need not be manual, but may be affixed by some other method or system of reproduction or mechanical or electronic signature and/or; (ii) that any document may bear a printed reproduction of the Seal in lieu of affixing the Seal thereto.

(d) No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of the delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same or affixed the Seal thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office and authority on behalf of the Company.

Dividends

110. Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members, but no dividend shall exceed the amount recommended by the Directors.

111. Subject to the provisions of the Law, the Directors may declare dividends in accordance with the respective rights of the Members and authorize payment of the same out of the funds of the Company lawfully available therefore. It at any time the share capital is divided into different classes of shares the Directors may pay dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears that there are sufficient funds of the Company lawfully available for distribution to justify the payment. Provided the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

112. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

113. The Directors may deduct from a dividend or other amounts payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.

114. Any Ordinary Resolution, or Directors' resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to such distribution, the Directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

115. Any dividend or other moneys payable on or in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the Register or to such person and to such address as the person or persons entitled may in writing direct. Subject to any applicable law or regulations, every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

116. No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

117. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

Record Dates

118. Subject to the rights attached to shares, the Directors may fix any date as the record date for a dividend, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, allotment or issue is declared, made or paid.

Accounts and Audit

119. Subject to the Company's obligations under the Policy Agreement and the Shareholders Agreement, no Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as authorized by statute or authorized by the Directors or by Ordinary Resolution of the Company.

120. Any accounts, Directors' report or auditors' report required or permitted to be sent by the Company to any person pursuant to any statute shall be treated as sent to such person if:

(a) sent by electronic communication to an address for the time being notified to the Company by that person for that purpose;

(b) published on a web site, provided that the following conditions were met:

(i) the Company and that person have agreed that such documents may be accessed by him on a web site (instead of their being sent by post or otherwise delivered to him); and

(ii) that person is notified, in a manner for the time being agreed for the purpose between him and the Company of:

(A) the publication of documents on a web site;

(B) the address of that web site;

(C) the place on that web site where the documents may be accessed; and

(D) how such documents may be accessed.

121. Documents treated in accordance with Article 120 as sent to any person are to be treated as sent to him not less than five days before the date of the meeting at which copies of those documents are to be laid if, and only if:

(a) the documents are published on the web site throughout a period beginning at least five days before the date of the meeting and ending with the conclusion of the meeting; and

(b) the notification given for the purposes of Article 120(b)(ii) is given not less than five days before the date of the meeting.

122. Nothing in Article 120 shall invalidate the proceedings of a meeting where any documents that are required to be published as mentioned in Article 120 are by accident published in different places on the web site or published for a part, but not all, of the period mentioned in that Article.

123. The accounts relating to the Company's affairs shall be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

Capitalisation of Profits

124. The Directors may:

(a) subject as provided in this Article, resolve to capitalize any undivided profits of the Company not required for paying any preferential dividend (whether or not

they are available for distribution) or any sum standing to the credit of the Company's share premium account or capital redemption reserve;

(b) appropriate the sum resolved to be capitalised to the Members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those Members, or as they may direct, in those proportions, or partly in one way and partly in the other;

(c) resolve that any shares so allotted to any Member in respect of a holding by him of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;

(d) make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article in fractions; and

(e) authorize any person to enter on behalf of all the Members concerned into an agreement with the Company providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such Members.

Share Premium Account

125. The Directors shall in accordance with Section 34 of the Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed as described in Article 11.

126. There shall be debited to any share premium account:

(a) on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Law, out of capital; and

(b) any other amounts paid out of any share premium account as permitted by Section 34 of the Law.

Notices

127. Any notice to be given to or by any person pursuant to the Articles (other than a notice convening a meeting of the board of Directors or of a committee of the board of Directors) shall be in writing or in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

128. Subject to Article 127, the Company may give any notice to a Member either personally or by sending it by post in a prepaid envelope addressed to the Member at his registered address, or by leaving it at that address, or by sending it using electronic communication to an address for the time being notified to the Company by such Member for that purpose. In the case of joint holders of a share, all notices shall be given to the joint holder whose name stands first in the Register in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders. Any Member whose registered address is not within the Islands shall be entitled to have notices given to him at that address or at an address specified by him to which notices may be sent using electronic communications.

129. A notice of general meeting may, instead of being sent to the Member in any of the ways specified in Article 127, be given to a Member by the Company by publishing the notice on a web site, provided that the following conditions are met:

(a) the Member and the Company have agreed that notices of general meetings may be accessed by him on a web site instead of being sent to the Member in one of the ways specified in Article 127; and

(b) the Member is given a notification, in the manner agreed for the time being between the Member and the Company, containing the following information:

(i) the fact that the notice has been published on the web site;

(ii) the address of the web site;

(iii) the place on the web site where the notice may be accessed and how it may be accessed; and

(iv) the place, date and time of the general meeting.

130. A notice given under Article 129 is deemed to be given at the time of the notification given under paragraph (b) of that Article.

131. A Member is present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting, and, where requisite, of the purpose for which it was called.

132. Every person who becomes entitled to any share shall be bound by any notice in respect of that share which, before his name is entered in the Register, has been given to the person from whom he derives his title.

133. (a) A notice sent to a Member (or other person entitled to receive notices under the Articles) by post to an address within the Islands is deemed to be given twenty-four hours after posting, if pre-paid.

(b) A notice sent to a Member (or other person entitled to receive notice under the Articles) by post to an address outside the Islands is deemed to be given seventy-two hours after posting, if pre-paid as airmail. Proof that an envelope containing the notice was properly addressed, pre-paid and posted is conclusive evidence that the notice was given. A notice not sent by post but left at a Member's registered address is deemed to have been given on the day it was left.

(c) Where a notice is sent by an electronic communication service of the notice shall be deemed to be given by properly addressing and sending such notice through the appropriate transmitting medium. A notice contained in an electronic communication sent in accordance with these Articles other than a notice given under Article 129 (to which the provisions of Article 130 apply) is deemed to be given at the expiration of twenty-four hours after the time it was sent.

134. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorized by the Articles for the giving of notice to a Member, addressed to them by name, or by the title or representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Winding Up

135. If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide among the Members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as he with the like sanction determines, but no Member shall be compelled to accept any assets upon which there is a liability.

136. If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding

up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Indemnity

137. (a) Every Director (including for the purposes of this Article, any alternate Director appointed pursuant to the provisions of these Articles), managing Director, agent, Secretary, the IFC Observer (as such term is defined in the Policy Agreement) or other officer for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him otherwise than by reason of his own dishonesty in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Islands or elsewhere.

(b) No such Director, IFC Observer, alternate Director, managing Director, agent, Secretary or other officer of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company's property may be deposited or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto, unless he has acted dishonestly.

138. The Directors may exercise all the power of the Company to purchase and maintain insurance for the benefit of a person who is or was:

(a) a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

(b) the trustee of a retirement benefits scheme or other trust in which a person referred to in the preceding paragraph is or has been interested,

indemnifying him against any liability which may lawfully be insured against by the Company.

Financial Year

139. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January each year.

Amendment of Memorandum and Articles

140. (a) Subject to the Law, the Company may by Special Resolution change its name or change the provisions of the Memorandum with respect to its objects, powers or any other matter specified therein.

(b) Subject to the Law and as provided in these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Transfer by way of Continuation

141. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Waiver of rights

142. Subject to the provisions of the Law, prior to the issue of shares pursuant to Article 7 or the transfer of shares pursuant to Article 29, the rights of the Members under Article 7 and Article 29 respectively may be waived in writing (either generally or in a particular instance and either retroactively or prospectively), by the Company (the granting of such waiver being within the powers of the board of directors of the Company by the passing of a resolution of the directors in any manner as provided in, and in accordance with, the Articles), provided that any such waiver shall have the written consent of each of the Founders, Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Tiger Global Private Investment Partners V, L.P., Tiger Global Private Investment Partners VI, L.P., Clemenceau Investments Pte Ltd. and Archy LLC ("**Waiver**"

provided, however, that such Waiver shall not be effective with respect to IFC's rights pursuant to Articles 7 and 29 without IFC's written consent. A Waiver which is given in accordance with this Article 142 shall operate such that Article 7 does not apply and the restrictions on transfer of shares in Articles 29 do not apply.